UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 14, 2007

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(407) 822-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 10, 2007, the NASDAQ Stock Market (“NASDAQ”) notified Rotech Healthcare Inc. (the “Company”) that for the previous 30 consecutive business days, the bid price of the Company’s publicly held shares had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Global Market pursuant to Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), the Company is provided with one-hundred eighty (180) calendar days, or until June 9, 2008, to regain compliance with the minimum bid price requirement. If, at any time prior to June 9, 2008, the minimum bid price of the Company’s publicly held shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide written notification that the Company has achieved compliance with the minimum bid price requirement. If compliance with Rule 4450(a)(5) cannot be demonstrated by June 9, 2008, then the NASDAQ staff will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal NASDAQ’s determination to a Listings Qualifications Panel.

The Company intends to monitor the bid price of its publicly held securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum bid price of the publicly held shares requirement by June 9, 2008.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated December 14, 2007

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: December 14, 2007	By:	/s/ Philip L. Carter
Philip L. Carter
Chief Executive Officer

4